Exhibit 5.2

August 11, 2025

Electra Battery Materials Corporation
133 Richmond Street W, Suite 602
Toronto, Ontario
MSH 2L3
Canada

Dear Sirs/Mesdames:

Re:	Electra Battery Materials Corporation - Registration Statement on Form F-3 – At-The-Market Offering

We have acted as Canadian counsel to Electra Battery Materials Corporation, a corporation existing under the laws of Canada (the “Company”). We are furnishing this opinion in connection with the at-the-market offering by the Company of common shares of the Company for up to US$5,500,000 (the “Common Shares”) pursuant to a registration statement on Form F-3, Registration File No. 333-288364 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission, including a base prospectus (the “Base Prospectus”), and a prospectus supplement to the Base Prospectus (the “Prospectus Supplement”, and, together with the Base Prospectus, the “Prospectus”). The Common Shares are to be sold in the United States through H.C. Wainwright & Co., LLC (the “Sales Agent”) from time to time by the Company pursuant to the Registration Statement, Prospectus and that certain At The Market Offering Agreement dated June 26, 2025 by and between the Sales Agent and the Company (the “ATM Agreement”).

In so acting, we have examined copies of the Registration Statement, including the Prospectus contained therein, the ATM Agreement, as well as the following documents (collectively, the “Corporate Documents”): (i) the Company’s Articles of Incorporation and Bylaws and (ii) records of the Company’s corporate proceedings in connection with the Registration Statement, the Prospectus and the ATM Agreement. We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have also examined a certificate of an officer of the Company, which we have relied upon solely as to matters of fact on such certificate, without independently verifying those facts. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing this opinion.

In examining all documents and in providing our opinion, we have assumed:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(e)	each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;

(f)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Common Shares; and

(g)	there is no foreign law that would affect the opinion expressed herein.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect on the date hereof (the “Applicable Law”), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations expressed herein, we are of the opinion that on the date hereof, the Common Shares, when issued, sold and delivered in the manner and for the consideration set forth in, and in accordance with the ATM Agreement and the Corporate Documents, upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the use of our name under the heading “Legal Matters” in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This opinion is furnished solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is expressed as at the date hereof and we disclaim any undertaking or obligation to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ Cassels Brock & Blackwell LLP